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                                                                    EXHIBIT 99.1


               CERTIFICATION OF AND CONSENT TO USE OF STATEMENTS
                  CONTAINED IN FORM 10 REGISTRATION STATEMENT


     The undersigned hereby certifies and consents to USA Video Corporation ("USA Video"), and its counsel Ogden Murphy Wallace P.L.L.C., as follows:

     1. My professional and educational background includes the following credential(s) and degree(s) that is(are) relevant to the statements I am certifying:

     I am a partner in the Intellectual Property firm of Hill & Hunn LLP. I have received the following degrees: BS Electrical Engineering, University of Texas
(1977); J.D., University of Texas (1980); MS Computer Science, University of Texas at Dallas (1989). I became registered to practice before the United States Patent and Trademark Office in 1979. I am licensed to practice law in the courts of the State of Texas, and am a member of several Federal District Courts and Courts of Appeal.

     I have practiced Intellectual Property law, primarily in the area of patents, exclusively since 1980. I have written hundreds of patent applications, and have been extensively involved in patent licensing and enforcement, including litigation. I have been retained as an expert in several cases regarding patent law and procedures, and regarding issues of infringement and patent validity. I also have extensive experience counseling patent owners regarding the value of their patents. I have lectured on Intellectual Property Law issues, and am a member of the Texas State Bar College.

     2. My employment and/or other experience includes the following experience and/or has given me the following expertise that is relevant to the statements I am certifying:

     I wrote the original application that matured into Patent # 5,130,792, and have been responsible for filing and obtaining foreign patents as well. I am thus very familiar with the scope of the US and foreign patents, and their strength in view of the prior art. I have been the patent counsel for USA Video since 1989, and continue in this role at the present time. I have been in charge of reinstating the `792 Patent.

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     I have advised the company regarding all of its patent assets and obligations, and continue to do so on a regular basis. I have worked with representatives of the company to establish the facts set forth in USA Video's Form 10 concerning its patents, and have contributed to the preparation of the statement on patents in the Form 10.

     3. I have read the statements attached hereto and included in USA Video's Form 10 under the section entitled "Patents." The statements (a) are true and correct, (b) do not contain an untrue statement of material fact, and (c) do not omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they are made, not misleading.

     4. I understand that my certification will be provided to the Securities and Exchange Commission as supplemental information pursuant to Rule 12b-4 under the Securities Exchange Act of 1934, and hereby consent to the same. I also consent to the reference to myself and our firm in the Form 10 under the heading "Patents."

     IN WITNESS WHEREOF, the undersigned has executed this Certification of and Consent to Statements Contained in the Form 10 Registration Statement as of the date set forth beside his signature.



       /s/ Kenneth Hill                             August 1, 2000
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          (Signature)                                   (Date)


Kenneth Hill
Hill & Hunn LLP
Intellectual Property Attorneys
201 Main Street, Suite 1440
Fort Worth, Texas 76102
Voice: (817) 332-2113
Fax: (817) 332-2114
kenhill@hillandhunn.com
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The Patents
-----------

     USA Video owns patents for Video-on-Demand technology and Video-on-Demand systems. Kenneth Hill of Hill & Hunn, Fort Worth, Texas, patent counsel to USA Video, believes that the patents are relevant to emerging video transmission technology, but the patents are not critical to the current development of business.

     USA Video applied for a U.S. patent for its Store and Forward VoD technology on February 1, 1990. Corresponding overseas applications were filed in 1992. USA Video was granted U.S. Patent # 5,130,792 on July 14, 1992. On June 12, 2000, the U.S. Patent Office reinstated the patent for USA Video's Store and Forward VoD technology, which had expired because of an administrative oversight that led to late payment of fees due in 1995.

     In 1999, USA Video was granted patents on its Store and Forward VoD patent applications in five European countries: England, France, Germany, Italy and Spain. The technological characteristics of the European Patents are based on the U.S. Patent, covering systems for transmitting video programs to remote locations over a switched telephone network, and are similar in scope to the U.S. patent claims. Additional applications are pending in Canada and Japan.

     The value of the USA Video patents is presently unknown. However, patent counsel believes that the market penetration of the technology that the patents cover will be a factor in determining its value over time. USA Video believes that anticipated bandwidth increases over the next few years will likely shift the primary video delivery model away from a streaming model toward a model where the entire compressed video file is downloaded from a server to a client's system, decompressed and viewed by the client. As this shift occurs, USA Video believes that its Video-on-Demand patent, which explicitly covers the latter model, may, depending on the company's ability to enforce the patent, become more valuable.

     Patent counsel believes that any value which the patents may have would be recognized either through a licensing program, or through market advantage obtained by excluding others from the patented technology. The scope of the potential market for licensing USA Video's Video-on-Demand patent will be determined by how expansive the market for encoded video products becomes, how many major industry players develop profitable VoD markets and the technology used to implement the products.

     In addition, patent counsel believes that the ability of USA Video to successfully enforce the patent will also impact the value of the patent in the future. The two primary ways USA Video intends to enforce its patents are through licensing agreements with infringers and friendly negotiations. Should either or both of these approaches fail in any particular case, USA Video is prepared to prosecute infringement of its patents through litigation.

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